EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2021 Net Income of $6.6 million, or $1.42 per Share

ELMIRA, N.Y, Oct. 21, 2021 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.6 million, or $1.42 per share, for the third quarter of 2021, compared to $5.7 million, or $1.19 per share, for the third quarter of 2020.

"I am pleased to report another strong quarter of financial results for Chemung Financial Corporation, with earnings per share of $1.42,” said Anders M. Tomson, President and CEO. “Our company’s continued organic growth in core deposits, loans, and interest-earning assets contributed to these positive third quarter results, along with significant contributions from our Wealth Management Group and CFS Group, Inc. Additionally, the strength of our balance sheet continues to position us well for the future, and we are encouraged by the recent trend of decreasing non-performing loan balances,” Tomson added.

Third Quarter Highlights1:

  Deposits1 increased $136.0 million, or 6.7%.

  Non-performing loans decreased from $8.6 million as of June 30, 2021 to $8.4 million as of September 30, 2021, representing 0.56% of total loans.

  Book Value per share increased 1.0% from $43.57 per share as of June 30, 2021, to $44.00 per share as of September 30, 2021.

  Tangible Book Value2 per share increased 1.1% from $38.90 per share as of June 30, 2021, to $39.34 per share as of September 30, 2021.

  Dividends declared during the quarter were $0.31 per share.

1 Balance sheet comparisons are calculated as of September 30, 2021 versus December 31, 2020.
2 See GAAP to Non-GAAP Reconciliations, included within.

3rd Quarter 2021 vs 3rd Quarter 2020

Net Interest Income:

Net interest income for the third quarter of 2021 totaled $16.8 million compared to $15.9 million for the same period in the prior year, an increase of $0.9 million, or 6.1%, due primarily to an increase of $1.2 million in interest and dividend income on taxable securities, offset by decreases of $0.2 million in interest income on loans, including fees, and $0.1 million in interest income on interest-earning deposits.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $379.8 million and the one-time recognition of $0.5 million related to a prepayment penalty on a mortgage- backed security investment. The decrease in interest income on loans, including fees was due primarily to a decrease in average balances on consumer and commercial loans and decreases in the consumer and mortgage loan portfolios average yield due to a decrease in interest rates. The decrease in interest income on interest-earning deposits was due primarily to the drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 0.31% in the third quarter of 2020 to 0.17% in the third quarter of 2021, and a decrease of $41.9 million in the average balance of interest-earning deposits in the third quarter of 2021 when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.88% for the third quarter 2021, compared to 3.20% for the same period in the prior year. Average interest-earning assets increased $341.8 million for the three months ended September 30, 2021 compared to the same period in the prior year. The average yield on interest-earning assets decreased 35 basis points to 3.02%, while the average cost of interest-bearing liabilities decreased five basis points to 0.22%, for the three months ended September 30, 2021 compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the three months ended September 30, 2021 was $6.0 million compared to $5.3 million for the same period in the prior year, an increase of $0.7 million, or 11.8%. The increase in the current quarter was due primarily to increases of $0.3 million in wealth management group fee income, $0.2 million in interchange revenue from debit card transactions, $0.1 million in service charges on deposit accounts, $0.2 million in CFS Group revenue primarily due to increased business, and a $0.1 million gain on the sale of real estate property associated with a branch closure in 2019. These increases were offset by a decrease of $0.3 million in net gains on sales of residential mortgage loans sold into the secondary market, as compared to the same period in the prior year. The increase in wealth management group fee income was primarily attributed to new business relationships and an increase in the market value of total assets under management or administration. The increase in interchange revenue from debit card transactions in the current quarter was primarily attributable to an increase in consumer spending when compared to the same period in the prior year. The increase in service charges on deposit accounts in the current quarter was primarily attributable to an increase in NSF and overdraft fees when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the third quarter of 2021 was $14.1 million compared to $13.4 million for the same period in the prior year, an increase of $0.7 million, or 5.5%. The increase can be mostly attributed to decreased spending in the prior year due to the worldwide pandemic, resulting in increases in most non-interest expense categories in the current quarter. Data processing expenses increased $0.4 million primarily due to investment in new initiatives during the current quarter, and a $0.2 million credit received in the same quarter of the prior year. Pension and other employee benefits increased
$0.3 million primarily due to an increase in healthcare costs when compared to the same quarter in the prior year.

Income Tax Expense:

Income tax expense for the third quarter of 2021 was $1.7 million compared to $1.5 million for the same period in the prior year, an increase of $0.2 million. The effective tax rate for the current quarter increased to 20.4% compared to 20.3% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

3rd Quarter 2021 vs 2nd Quarter 2021

Net Interest Income:

Net interest income for the third quarter of 2021 totaled $16.8 million compared to $16.1 million for the prior quarter, an increase of $0.7 million, or 4.7%, due primarily to an increase of $0.7 million in interest and dividend income on taxable securities, and a decrease of $0.1 million in total interest expense on deposits.

The increase in interest and dividend income on taxable securities can be primarily attributed to an increase in average invested balances of $51.4 million in the third quarter of 2021 as compared to the prior quarter and the one-time recognition of $0.5 million related to a prepayment penalty on a mortgage-backed security investment in the current quarter. The decrease in interest expense on deposits was primarily due to decreases in average interest rates paid on interest-bearing checking, savings and money market products.

Interest income and fees from loans remained consistent when compared to the prior quarter as a $66.9 million decrease in total average loan balances was offset by a 12 basis point increase in total loan portfolio average yield due to the accelerated recognition of PPP fees. The Corporation recorded $1.2 million of PPP fees in the third quarter of 2021, of which $0.9 million represented accelerated recognition of fees related to SBA loan forgiveness of $71.6 million in loan balances. In the second quarter of 2021, $1.0 million of PPP fees were recorded, of which $0.5 million represented accelerated recognition of fees related to SBA loan forgiveness of $54.5 million in loan balances.

Fully taxable equivalent net interest margin was 2.88% in the current quarter compared to 2.76% in the prior quarter. Average interest-earning assets decreased $25.1 million in the current quarter compared to the prior quarter, and the average yield on interest-earning assets increased 12 basis points from 2.90% in the prior quarter to 3.02% in the current quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation continually evaluates various qualitative factors used to calculate the provision. As of September 30, 2021, a $2.4 million pandemic related provision remains as part of the allowance.

Non-Interest Income:

Non-interest income for the third quarter of 2021 was $6.0 million compared to $6.5 million for the prior quarter, a decrease of $0.5 million, or 8.0%. The decrease was mostly attributed to a $0.7 million one-time refund of real estate, sales tax and Mastercard incentives received in the second quarter of 2021, offset by $0.1 million of additional one-time property and sales tax refunds received in the third quarter, and an increase of $0.1 million in CFS revenue in the current quarter.

Non-Interest Expense:

Non-interest expense for the third quarter of 2021 was $14.1 million compared to $13.9 million for the prior quarter, an increase of $0.2 million, or 1.8%. The increase can be mostly attributed to increases of $0.2 million in salaries and wages and $0.2 million in data processing expenses, offset by a decrease of $0.1 million in marketing and advertising expense. The increase in salaries and wage expense was primarily attributed to seasonal hiring in the third quarter of 2021 when compared to the prior quarter. The increase in data processing expenses and decrease in marketing and advertising expenses was primarily due to the timing of various projects when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the third quarter of 2021 was $1.7 million compared to $2.1 million for the prior quarter, a decrease of $0.4 million in income tax expense. The effective tax rate for the current quarter decreased to 20.4% compared to 23.4% in the prior period.

Asset Quality

Non-performing loans totaled $8.4 million at September 30, 2021, or 0.56% of total loans, compared to $10.0 million or 0.65% of total loans at December 31, 2020. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.5 million, or 0.35% of total assets, at September 30, 2021, compared to $10.2 million, or 0.45% of total assets, at December 31, 2020. The decrease in non-performing loans can mostly be attributed to payments received on non-performing loans across all loan portfolios. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics. Based on this approach, the Corporation adjusted the COVID-19 pandemic specific provision for the third quarter of 2021. The total provision for loan losses was $0.4 million for the third quarter of 2021, primarily due to an increased allocation for impaired loans and loan downgrades primarily related to two commercial real estate loans. Net charge-offs for the third and second quarters of 2021 were each $0.1 million.

The allowance for loan losses was $20.9 million at September 30, 2021 and December 31, 2020, respectively. The allowance for loan losses was 250.08% of non-performing loans at September 30, 2021 compared to 210.25% at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.38% at September 30, 2021 compared to 1.36% at December 31, 2020. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.45% at September 30, 2021. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors, the pandemic-related portion of the allowance decreased $0.2 million during the third quarter of 2021 to $2.4 million as of September 30, 2021. To date the Corporation has released $1.9 million and utilized $0.5 million of the pandemic related provision.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs. The Consolidated Appropriations Act (CAA) signed in December, 2020 extended the provisions of Section 4013 to January 1, 2022.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of September 30, 2021, total loan forbearances represent 0.20% of the total loan portfolio.

COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		Sept. 30, 2020		Dec. 31, 2020		March 31, 2021		June 30, 2021		Sept. 30, 2021
($ in millions)	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance
Commercial	172	$167.7	31	$43.3	13	$19.8	22	$25.2	19	$20.3	5	$2.9
Retail and Residential	457	$18.0	43	$2.5	18	$1.0	16	$1.1	5	$0.2	6	$0.1

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans.

Balance Sheet Activity

Total assets were $2.418 billion at September 30, 2021 compared to $2.279 billion at December 31, 2020, an increase of
$138.2 million, or 6.1%. The increase can be mostly attributed to an increase of $206.9 million in securities available for sale, at estimated fair value, offset by decreases of $46.8 million in total cash and cash equivalents, and $19.8 million in loans, net of deferred origination fees and costs, and unearned income.

The increase in securities available for sale can be mostly attributed to purchases of $333.4 million, offset by a decrease of $109.3 million in paydowns, and a decrease in the value of the portfolio of $12.7 million due to increases in interest rates. The decrease in loans, net of deferred loan fees, can mostly be attributed to decreases of $25.4 million in commercial loans and $9.0 million in consumer loans, offset by an increase of $14.6 million in residential mortgage loans. Year to date, PPP loans contributed a net decrease of $82.8 million to the total loan portfolio as of September 30, 2021 due to a total of $160.5 million of paydowns received from the SBA for loan forgiveness, offset by $77.7 million in new Phase 2 loans. The PPP loan program ended May 31, 2021 precluding further originations. The decrease in cash and cash equivalents was primarily due to changes in deposits, securities, and loans.

Total liabilities were $2.212 billion at September 30, 2021 compared to $2.080 billion at December 31, 2020, an increase of $131.8 million, or 6.3%. The increase in total liabilities can primarily be attributed to an increase of $136.0 million, or 6.7% in deposits, offset by a decrease of $4.3 million in other liabilities. The increase in deposits was due primarily to increases of $54.7 million in consumer deposits, $48.5 million in commercial deposits, and $32.8 million in public deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The decrease in other liabilities was due primarily to a decrease of $4.7 million in interest rate swap liabilities.

Total shareholders’ equity was $206.1 million at September 30, 2021 compared to $199.7 million at December 31, 2020, an increase of $6.4 million, or 3.2%, primarily due to a $15.9 million increase in retained earnings, offset by a $9.5 million decrease in accumulated other income (loss). The increase in retained earnings was due primarily to net income of $20.0 million offset by $4.1 million in dividends declared. The decrease in accumulated other comprehensive income (loss) can mostly be attributed to a decrease in the fair market value of the securities portfolio. Treasury stock increased $0.4 million primarily due to the Corporation's common stock repurchase program, offset by the impact of the issuance of shares related to the Corporation's employee benefit plans and directors' stock plans.

The total equity to total assets ratio was 8.53% at September 30, 2021 compared to 8.76% at December 31, 2020. The tangible equity to tangible assets ratio was 7.69% at September 30, 2021 compared to 7.87% at December 31, 2020. Book value per share increased to $44.00 at September 30, 2021 from $42.53 at December 31, 2020. As of September 30, 2021, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.23 billion at September 30, 2021, including $322.5 million of assets under management or administration for the Corporation, compared to $2.091 billion at December 31, 2020, including $305.5 million of assets under management or administration for the Corporation, an increase of $138.0 million, or 6.60%. The increase in total assets under management or administration for the Corporation can be mostly attributed to new business relationships and an increase in the market value of the assets under management.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of September 30, 2021, a total of 26,456 shares of common stock at a total cost of $1.0 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $36.52 per share repurchased. Remaining buyback authority under the share repurchase program was 223,544 shares at September 30, 2021. No shares were repurchased during the third quarter of 2021.

Chemung Financial COVID-19 Pandemic Update

The Corporation continues to monitor the COVID-19 pandemic while following guidance from the Centers for Disease Control (CDC) and the Department of Health (DOH). With the increase in positivity rates due to the Delta variant during the last quarter, the Corporation quickly reinstituted several safety measures for our employees and customers, including mask-wearing, social distancing and sanitizing requirements. At this time, while all of our offices are open for business, two are operating through drive-up windows only, due to extremely high positivity rates in the market (Bradford, PA). Additionally, we continue our efforts to assist our customer base through the Forgiveness phase of the Small Business Administration's (SBA's) Paycheck Protection Program (PPP).

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, and other borrowings. As of September 30, 2021, the Corporation's cash and cash equivalents balance was $61.7 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of September 30, 2021, the Corporation's investment in securities available for sale was $761.5 million, $553.1 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $187.3 million, as of September 30, 2021. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the third quarter 2021 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during the remainder of 2021. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.4 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2020 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2021	2021	2021	2020	2020
ASSETS
Cash and due from financial institutions	$28,859	$27,439	$30,602	$29,467	$35,327
Interest-earning deposits in other financial institutions	32,838	29,358	126,397	79,071	114,575
Total cash and cash equivalents	61,697	56,797	156,999	108,538	149,902

Equity investments	2,933	2,856	2,718	2,542	2,291

Securities available for sale	761,531	687,594	626,195	554,611	396,300
Securities held to maturity	3,183	2,981	2,453	2,469	3,047
FHLB and FRB stocks, at cost	3,562	3,562	3,164	3,150	3,150
Total investment securities	768,276	694,137	631,812	560,230	402,497

Commercial	1,060,230	1,105,520	1,128,241	1,085,554	1,095,170
Mortgage	253,991	246,667	245,231	239,401	227,372
Consumer	202,447	205,812	207,477	211,508	215,951
Loans, net of deferred loan fees	1,516,668	1,557,999	1,580,949	1,536,463	1,538,493
Allowance for loan losses	(20,940)	(20,676)	(20,909)	(20,924)	(24,590)
Loans, net	1,495,728	1,537,323	1,560,040	1,515,539	1,513,903

Loans held for sale	224	—	295	170	2,059
Premises and equipment, net	18,370	19,094	19,541	20,119	20,891
Operating lease right-of-use assets	7,084	7,274	7,335	7,145	7,474
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	26	68	157	258	371
Accrued interest receivable and other assets	41,494	41,339	41,774	43,086	43,802
Total assets	$2,417,656	$2,380,712	$2,442,495	$2,279,451	$2,165,014

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$725,181	$674,205	$693,785	$620,423	$619,412
Interest-bearing demand deposits	282,036	276,250	285,934	282,172	270,949
Money market accounts	661,049	669,953	661,132	603,583	579,574
Savings deposits	275,137	276,496	270,778	245,865	248,751
Time deposits	230,419	241,283	298,752	285,731	205,503
Total deposits	2,173,822	2,138,187	2,210,381	2,037,774	1,924,189

Advances and other debt	3,659	3,724	3,788	3,849	4,155
Operating lease liabilities	7,227	7,409	7,462	7,264	7,584
Accrued interest payable and other liabilities	26,809	27,415	26,080	30,865	32,081
Total liabilities	2,211,517	2,176,735	2,247,711	2,079,752	1,968,009

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,203	47,081	47,025	46,764	46,892
Retained earnings	183,873	178,673	173,325	168,006	163,987
Treasury stock, at cost	(17,924)	(17,972)	(17,867)	(17,525)	(15,569)
Accumulated other comprehensive income (loss)	(7,066)	(3,858)	(7,752)	2,401	1,642
Total shareholders' equity	206,139	203,977	194,784	199,699	197,005
Total liabilities and shareholders' equity	$2,417,656	$2,380,712	$2,442,495	$2,279,451	$2,165,014

Period-end shares outstanding	4,685	4,681	4,682	4,695	4,746

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
(in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Interest and dividend income: Loans, including fees	$14,655	$14,876	(1.5)	$43,964	$43,770	0.4
Taxable securities	2,678	1,474	81.7	6,431	4,358	47.6
Tax exempt securities	265	263	0.8	792	799	(0.9)
Interest-earning deposits	35	101	(65.3)	131	643	(79.6)
Total interest and dividend income	17,633	16,714	5.5	51,318	49,570	3.5

Interest expense:
Deposits	768	809	(5.1)	2,521	2,922	(13.7)
Borrowed funds	33	36	(8.3)	100	126	(20.6)
Total interest expense	801	845	(5.2)	2,621	3,048	(14.0)

Net interest income	16,832	15,869	6.1	48,697	46,522	4.7
Provision for loan losses	356	679	(47.6)	(53)	3,989	(101.3)
Net interest income after provision for loan losses	16,476	15,190	8.5	48,750	42,533	14.6

Non-interest income:
Wealth management group fee income	2,765	2,416	14.4	8,246	6,968	18.3
Service charges on deposit accounts	856	740	15.7	2,305	2,294	0.5
Interchange revenue from debit card transactions	1,237	1,082	14.3	3,622	2,989	21.2
Change in fair value of equity investments	15	57	(73.7)	203	(33)	N/M
Net gains on sales of loans held for sale	242	553	(56.2)	884	916	(3.5)
Net gains (losses) on sales of other real estate owned	—	6	N/M	(18)	(71)	(74.6)
Income from bank owned life insurance	12	14	(14.3)	39	147	(73.5)
Other	843	471	79.0	2,802	1,940	44.4
Total non-interest income	5,970	5,339	11.8	18,083	15,150	19.4

Non-interest expense:
Salaries and wages	6,259	6,088	2.8	18,058	17,678	2.1
Pension and other employee benefits	1,511	1,245	21.4	4,450	4,095	8.7
Other components of net periodic pension and postretirement benefits	(391)	(254)	53.9	(1,173)	(762)	53.9
Net occupancy	1,432	1,454	(1.5)	4,446	4,406	0.9
Furniture and equipment	409	538	(24.0)	1,185	1,573	(24.7)
Data processing	2,210	1,777	24.4	6,261	5,630	11.2
Professional services	542	453	19.6	1,531	1,313	16.6
Amortization of intangible assets	42	120	(65.0)	232	371	(37.5)
Marketing and advertising	162	140	15.7	572	546	4.8
Other real estate owned expense	7	53	(86.8)	24	87	(72.4)
FDIC insurance	356	247	44.1	1,075	726	48.1
Loan expense	196	301	(34.9)	720	798	(9.8)
Other	1,365	1,200	13.8	3,923	3,878	1.2
Total non-interest expense	14,100	13,362	5.5	41,304	40,339	2.4

Income before income tax expense	8,346	7,167	16.5	25,529	17,344	47.2
Income tax expense	1,700	1,456	16.8	5,558	3,315	67.7
Net income	$6,646	$5,711	16.4	$19,971	$14,029	42.4

Basic and diluted earnings per share	$1.42	$1.19		$4.26	$2.90
Cash dividends declared per share	0.31	0.26		0.88	0.78
Average basic and diluted shares outstanding	4,684	4,773		4,687	4,836

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
RESULTS OF OPERATIONS Interest income	$17,633	$16,945	$16,740	$17,337	$16,714	$51,318	$49,570
Interest expense	801	866	954	940	845	2,621	3,048
Net interest income	16,832	16,079	15,786	16,397	15,869	48,697	46,522
Provision (credit) for loan losses	356	(150)	(259)	250	679	(53)	3,989
Net interest income after provision for loan losses	16,476	16,229	16,045	16,147	15,190	48,750	42,533
Non-interest income	5,970	6,492	5,621	5,975	5,339	18,083	15,150
Non-interest expense	14,100	13,851	13,353	15,597	13,362	41,304	40,339
Income before income tax expense	8,346	8,870	8,313	6,525	7,167	25,529	17,344
Income tax expense	1,700	2,075	1,783	1,292	1,456	5,558	3,315
Net income	$6,646	$6,795	$6,530	$5,233	$5,711	$19,971	$14,029

Basic and diluted earnings per share	$1.42	$1.45	$1.39	$1.11	$1.19	$4.26	$2.90
Average basic and diluted shares outstanding	4,684	4,683	4,691	4,702	4,773	4,687	4,836
PERFORMANCE RATIOS
Return on average assets	1.09%	1.11%	1.12%	0.93%	1.08%	1.11%	0.95%
Return on average equity	12.68%	13.58%	13.24%	10.51%	11.56%	13.16%	9.74%
Return on average tangible equity (a)	14.16%	15.25%	14.88%	11.84%	13.03%	14.75%	11.03%
Efficiency ratio (unadjusted) (f)	61.84%	61.37%	62.38%	69.72%	63.00%	61.85%	65.41%
Efficiency ratio (adjusted) (a) (b)	61.40%	60.72%	61.64%	68.94%	62.19%	61.25%	64.54%
Non-interest expense to average assets	2.30%	2.27%	2.30%	2.76%	2.54%	2.29%	2.72%
Loans to deposits	69.77%	72.87%	71.52%	75.40%	79.96%	69.77%	79.96%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.84%	3.72%	3.81%	3.96%	3.91%	3.79%	4.10%
Yield on investments	1.49%	1.21%	1.28%	1.37%	1.61%	1.33%	1.78%
Yield on interest-earning assets	3.02%	2.90%	3.03%	3.23%	3.37%	2.98%	3.54%
Cost of interest-bearing deposits	0.21%	0.22%	0.25%	0.26%	0.26%	0.23%	0.33%
Cost of borrowings	3.56%	3.64%	3.51%	3.52%	3.54%	3.57%	1.44%
Cost of interest-bearing liabilities	0.22%	0.23%	0.26%	0.27%	0.27%	0.24%	0.34%
Interest rate spread	2.80%	2.67%	2.77%	2.96%	3.10%	2.74%	3.20%
Net interest margin, fully taxable equivalent	2.88%	2.76%	2.86%	3.06%	3.20%	2.83%	3.33%
CAPITAL
Total equity to total assets at end of period	8.53%	8.57%	7.97%	8.76%	9.10%	8.53%	9.10%
Tangible equity to tangible assets at end of period (a)	7.69%	7.72%	7.14%	7.87%	8.16%	7.69%	8.16%
Book value per share	$44.00	$43.57	$41.60	$42.53	$41.51	$44.00	$41.51
Tangible book value per share (a)	39.34	38.90	36.91	37.83	36.83	39.34	36.83
Period-end market value per share	45.30	44.31	41.82	33.95	28.87	45.30	28.87
Dividends declared per share	0.31	0.31	0.26	0.26	0.26	0.88	0.78
AVERAGE BALANCES Loans and loans held for sale (c)	$1,519,264	$1,585,902	$1,557,368	$1,540,618	$1,515,762	$1,554,039	$1,427,716
Interest earning assets	2,327,817	2,352,908	2,251,334	2,144,891	1,986,043	2,310,968	1,877,966
Total assets	2,427,107	2,447,587	2,357,646	2,249,949	2,094,114	2,411,007	1,978,570
Deposits	2,181,517	2,210,413	2,117,963	2,009,211	1,853,557	2,170,198	1,739,744
Total equity	208,023	200,627	200,035	198,036	196,569	202,923	192,299
Tangible equity (a)	186,155	178,681	177,992	175,894	174,302	180,971	169,909
ASSET QUALITY Net charge-offs (recoveries)	$92	$83	$(244)	$3,915	$219	$(69)	$2,877
Non-performing loans (d)	8,373	8,583	9,327	9,952	15,726	8,373	15,726
Non-performing assets (e)	8,544	8,707	9,418	10,189	16,311	8,544	16,311
Allowance for loan losses	20,940	20,676	20,909	20,924	24,590	20,940	24,590
Annualized net charge-offs (recoveries) to average loans	0.02%	0.02%	(0.06%)	1.01%	0.06%	(0.01%)	0.27%
Non-performing loans to total loans	0.56%	0.55%	0.59%	0.65%	1.02%	0.56%	1.02%
Non-performing assets to total assets	0.35%	0.37%	0.39%	0.45%	0.75%	0.35%	0.75%
Allowance for loan losses to total loans	1.38%	1.33%	1.32%	1.36%	1.60%	1.38%	1.60%
Allowance for loan losses to total loans, net of PPP	1.45%	1.46%	1.50%	1.51%	1.82%	1.45%	1.82%
Allowance for loan losses to non-performing loans	250.08%	240.89%	224.19%	210.25%	156.36%	250.08%	156.36%
  See the GAAP to Non-GAAP reconciliations.
  Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non- interest income less net gains or losses on securities transactions.
  Loans and loans held for sale do not reflect the allowance for loan losses.
  Non-performing loans include non-accrual loans only.
  Non-performing assets include non-performing loans plus other real estate owned.
  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020			Three Months Ended September 30, 2021 vs. 2020
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands) Interest earning assets:
Commercial loans	$1,065,476	$10,656	3.97%	$1,075,029	$10,575	3.91%	$81	$(87)	$168
Mortgage loans	249,651	2,086	3.32%	220,345	2,067	3.73%	19	260	(241)
Consumer loans	204,137	1,944	3.78%	220,388	2,256	4.07%	(312)	(159)	(153)
Taxable securities	681,160	2,678	1.56%	301,315	1,476	1.95%	1,202	1,549	(347)
Tax-exempt securities	41,654	327	3.11%	41,372	325	3.13%	2	3	(1)
Interest-earning deposits	85,739	36	0.17%	127,594	100	0.31%	(64)	(27)	(37)
Total interest earning assets	2,327,817	17,727	3.02%	1,986,043	16,799	3.37%	928	1,539	(611)
Non-interest earnings assets: Cash and due from banks	27,421			25,534
Other assets	92,719			106,907
Allowance for loan losses	(20,850)			(24,370)
Total assets	$2,427,107			$2,094,114
Interest-bearing liabilities: Interest-bearing checking	$272,236	$52	0.08%	$253,278	$55	0.09%	$(3)	$4	$(7)
Savings and money market	943,996	205	0.09%	791,004	231	0.12%	(26)	41	(67)
Time deposits	236,062	511	0.86%	188,889	524	1.10%	(13)	115	(128)
Long-term advances and other debt	3,681	33	3.56%	3,930	35	3.54%	(2)	(2)	—
Total int.-bearing liabilities	1,455,975	801	0.22%	1,237,101	845	0.27%	(44)	158	(202)
Non-interest-bearing liabilities:
Demand deposits	729,223			620,386
Other liabilities	33,886			40,058
Total liabilities	2,219,084			1,897,545
Shareholders' equity	208,023			196,569
Total liabilities and shareholders' equity	$2,427,107			$2,094,114
Fully taxable equivalent net interest income		16,926			15,954		$972	$1,381	$(409)
Net interest rate spread (1)			2.80%			3.10%
Net interest margin, fully taxable equivalent (2) Taxable equivalent adjustment		(94)	2.88%		(85)	3.20%
Net interest income		$16,832			$15,869

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2021 vs. 2020
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest earning assets:
Commercial loans	$1,100,503	$31,741	3.86%	$996,136	$30,926	4.15%	$815	$3,081	$(2,266)
Mortgage loans	246,179	6,342	3.44%	203,692	5,762	3.78%	580	1,129	(549)
Consumer loans	207,357	5,970	3.85%	227,888	7,150	4.19%	(1,180)	(621)	(559)
Taxable securities	616,862	6,435	1.39%	270,348	4,361	2.15%	2,074	4,035	(1,961)
Tax-exempt securities	41,401	976	3.15%	41,753	983	3.14%	(7)	(10)	3
Interest-earning deposits	98,666	131	0.18%	138,149	643	0.62%	(512)	(147)	(365)
Total interest earning assets	2,310,968	51,595	2.98%	1,877,966	49,825	3.54%	1,770	7,467	(5,697)
Non-interest earnings assets:
Cash and due from banks	26,789			25,111
Other assets	94,323			100,276
Allowance for loan losses	(21,073)			(24,783)
Total assets	$2,411,007			$1,978,570
Interest-bearing liabilities:
Interest-bearing checking	$282,970	$174	0.08%	$231,085	$262	0.15%	$(88)	$50	$(138)
Savings and money market	928,137	714	0.10%	774,706	1,000	0.17%	(286)	171	(457)
Time deposits	267,475	1,633	0.82%	173,556	1,660	1.28%	(27)	701	(728)
Long-term advances and other debt	3,745	100	3.57%	11,661	126	1.44%	(26)	(125)	99
Total int.-bearing liabilities	1,482,327	2,621	0.24%	1,191,008	3,048	0.34%	(427)	797	(1,224)
Non-interest-bearing liabilities:
Demand deposits	691,616			560,397
Other liabilities	34,141			34,866
Total liabilities	2,208,084			1,786,271
Shareholders' equity	202,923			192,299
Total liabilities and shareholders' equity	$2,411,007			$1,978,570
Fully taxable equivalent net interest income		48,974			46,777		$2,197	$6,670	$(4,473)
Net interest rate spread (1)			2.74%			3.20%
Net interest margin, fully taxable equivalent (2)			2.83%			3.33%
Taxable equivalent adjustment		(277)			(255)
Net interest income		$48,697			$46,522

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

As of or for the

As of or for the Three Months Ended        Nine Months Ended

(in thousands, except ratio data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$16,832	$16,079	$15,786	$16,397	$15,869	$48,697	$46,522
Fully taxable equivalent adjustment	94	92	91	89	85	277	255
Fully taxable equivalent net interest income (non-GAAP)	$16,926	$16,171	$15,877	$16,486	$15,954	$48,974	$46,777
Average interest-earning assets (GAAP)	$2,327,817	$2,352,908	$2,251,334	$2,144,891	$1,986,043	$2,310,968	$1,877,966
Net interest margin - fully taxable equivalent (non-GAAP)	2.88%	2.76%	2.86%	3.06%	3.20%	2.83%	3.33%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

As of or for the

As of or for the Three Months Ended        Nine Months Ended

(in thousands, except ratio data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
EFFICIENCY RATIO Net interest income (GAAP)	$16,832	$16,079	$15,786	$16,397	$15,869	$48,697	$46,522
Fully taxable equivalent adjustment	94	92	91	89	85	277	255
Fully taxable equivalent net interest income (non-GAAP)	$16,926	$16,171	$15,877	$16,486	$15,954	$48,974	$46,777
Non-interest income (GAAP)	$5,970	$6,492	$5,621	$5,975	$5,339	$18,083	$15,150
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,970	$6,492	$5,621	$5,975	$5,339	$18,083	$15,150
Non-interest expense (GAAP)	$14,100	$13,851	$13,353	$15,597	$13,362	$41,304	$40,339
Less: amortization of intangible assets	(42)	(89)	(101)	(113)	(120)	(232)	(371)
Adjusted non-interest expense (non-GAAP)	$14,058	$13,762	$13,252	$15,484	$13,242	$41,072	$39,968
Efficiency ratio (unadjusted)	61.84%	61.37%	62.38%	69.72%	63.00%	61.85%	65.41%
Efficiency ratio (adjusted)	61.40%	60.72%	61.64%	68.94%	62.19%	61.25%	64.54%
Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END) Total shareholders' equity (GAAP)	$206,139	$203,977	$194,784	$199,699	$197,005	$206,139	$197,005
Less: intangible assets	(21,850)	(21,892)	(21,981)	(22,082)	(22,195)	(21,850)	(22,195)
Tangible equity (non-GAAP)	$184,289	$182,085	$172,803	$177,617	$174,810	$184,289	$174,810
Total assets (GAAP)	$2,417,656	$2,380,712	$2,442,495	$2,279,451	$2,165,014	$2,417,656	$2,165,014
Less: intangible assets	(21,850)	(21,892)	(21,981)	(22,082)	(22,195)	(21,850)	(22,195)
Tangible assets (non-GAAP)	$2,395,806	$2,358,820	$2,420,514	$2,257,369	$2,142,819	$2,395,806	$2,142,819
Total equity to total assets at end of period (GAAP)	8.53%	8.57%	7.97%	8.76%	9.10%	8.53%	9.10%
Book value per share (GAAP)	$44.00	$43.57	$41.60	$42.53	$41.51	$44.00	$41.51
Tangible equity to tangible assets at end of period (non-GAAP)	7.69%	7.72%	7.14%	7.87%	8.16%	7.69%	8.16%
Tangible book value per share (non-GAAP)	$39.34	$38.90	$36.91	$37.83	$36.83	$39.34	$36.83

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$208,023	$200,627	$200,035	$198,036	$196,569	$202,923	$192,299
Less: average intangible assets	(21,868)	(21,946)	(22,043)	(22,142)	(22,267)	(21,952)	(22,390)
Average tangible equity (non-GAAP)	$186,155	$178,681	$177,992	$175,894	$174,302	$180,971	$169,909
Return on average equity (GAAP)	12.68%	13.58%	13.24%	10.51%	11.56%	13.16%	9.74%
Return on average tangible equity (non-GAAP)	14.16%	15.25%	14.88%	11.84%	13.03%	14.75%	11.03%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
NON-GAAP NET INCOME Reported net income (GAAP)	$6,646	$6,795	$6,530	$5,233	$5,711	$19,971	$14,029
Net (gains) losses on security transactions (net of tax)		—	—	—	—	—	—
Net income (non-GAAP)	$6,646	$6,795	$6,530	$5,233	$5,711	$19,971	$14,029
Average basic and diluted shares outstanding	4,684	4,683	4,691	4,702	4,773	4,687	4,836
Reported basic and diluted earnings per share (GAAP)	$1.42	$1.45	$1.39	$1.11	$1.19	$4.26	$2.90
Reported return on average assets (GAAP)	1.09%	1.11%	1.12%	0.93%	1.08%	1.11%	0.95%
Reported return on average equity (GAAP)	12.68%	13.58%	13.24%	10.51%	11.56%	13.16%	9.74%
Basic and diluted earnings per share (non-GAAP)	$1.42	$1.45	$1.39	$1.11	$1.19	$4.26	$2.90
Return on average assets (non-GAAP)	1.09%	1.11%	1.12%	0.93%	1.08%	1.11%	0.95%
Return on average equity (non-GAAP)	12.68%	13.58%	13.24%	10.51%	11.56%	13.16%	9.74%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714

Category: Financial

Source: Chemung Financial Corp